Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form F-4, to which this consent is an exhibit, filed by Holdco Nuvo Group D.G Ltd. (“Holdco”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of Holdco upon the consummation of the Business Combination, and to the filing of this consent as an exhibit to the Registration Statement.

Date: September 29, 2023

By:	/s/ Robert Powell
Robert Powell